EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-159355 and 333-164877) on Form S-3, (Nos. 333-108081 and 333-123760) on Form S-4, and (Nos. 333-16697, 333-88268, 333-121370, 333-121470, 333-124847, 333-139691, 333-144958, 333-150941, 333-167931, 333-168401, 333-178223) on Form S-8 of YRC Worldwide Inc. of our reports dated February 28, 2012, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010 and the related consolidated statements of operations, cash flows, shareholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of YRC Worldwide Inc.

Our report on the consolidated financial statements includes an explanatory paragraph that states the Company changed its policy for accounting for tires. Our report on the consolidated financial statements also includes an explanatory paragraph that states that the Company has experienced recurring net losses from continuing operations and operating cash flow deficits and forecasts that it will not be able to comply with certain debt covenants through 2012 and these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                     /s/ KPMG LLP

Kansas City, Missouri

February 28, 2012